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                                                                      EXHIBIT 12
                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (Unaudited, thousands of dollars)


                                                                             Year Ended December 31,
                                                           -------------------------------------------------------
                                                           1994           1993          1992        1991      1990
                                                           ----           ----          ----        ----      ----
Earnings:
Income (Loss) from Continuing Operations
   before Cumulative  Effect of
   Accounting Changes                                   $ 70,032       $ 52,466     $ (81,520)   $ 44,337   $109,274
Add (Deduct):
   Undistributed Equity (Income) Loss                          -              -         3,257       1,587      1,536
   Income Tax                                             38,038         30,432       (50,366)     19,557     48,121
   Minority Interest                                      32,419         22,508        22,702      19,884     21,451
   Amortization of Capitalized Interest                    1,644          1,411         1,486       1,134      1,061
                                                        --------       --------     ---------    --------   --------
                                                         142,133        106,817      (104,441)     86,499    181,443

Adjustments to Earnings for Fixed Charges:
   Interest and Other Financial Charges                   31,065         23,368        21,327      13,942     12,394
   Interest Factor Attributable to Rentals                 1,474          1,760         1,870       1,902      2,184
                                                        --------       --------     ---------    --------   --------
                                                          32,539         25,128        23,197      15,844     14,578
                                                        --------       --------     ---------    --------   --------
Earnings as Adjusted                                    $174,672       $131,945     $ (81,244)   $102,343   $196,021
                                                        ========       ========     =========    ========   ========

Fixed Charges:
   Fixed Charges above                                  $ 32,539       $ 25,128     $  23,197    $ 15,844   $ 14,578
   Capitalized Interest                                      194              -           893       3,214        460
                                                        --------       --------     ---------    --------   --------
   Total Fixed Charges                                    32,733         25,128        24,090      19,058     15,038
                                                        --------       --------     ---------    --------   --------
Dividends on Preferred Stock (Pre-tax
   income basis)                                               -              -           714           -          -
                                                        --------       --------     ---------    --------   --------
Total Fixed Charges and Preferred
   Dividend Requirement                                 $ 32,733       $ 25,128     $  24,804    $ 19,058   $ 15,038
                                                        ========       ========     =========    ========   ========
Ratio of Earnings as Adjusted to Total Fixed
   Charges and Preferred Dividend Requirement               5.34           5.25             *        5.37      13.04
                                                        ========       ========     =========    ========   ========
Effective Tax Rate                                            35%            37%          (38%)        31%        31%
                                                        ========       ========     =========    ========   ========

* Earnings are inadequate to cover total fixed charges and preferred dividend requirement by $106,048.